Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S
R E L E A S E 1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

Barnwell Industries, Inc. Reports Results for its
First Quarter Ended December 31, 2024

HONOLULU, HAWAII, February 14, 2025 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported financial results for its first quarter ended December 31, 2024. For the quarter, the Company had revenue of $4,477,000 and a net loss of $1,917,000 or $0.19 per share. In the three months ended December 31, 2023, the Company reported quarterly revenue of $6,155,000 and a net loss of $664,000 or $0.07 per share. The Company remains debt free and ended the quarter with $642,000 in working capital, including $1,957,000 in cash and cash equivalents.

Oil and Gas Prices and Production

During the three months ended December 31, 2024, oil, gas and natural gas liquids prices decreased 2%, 40% and 8%, respectively, compared to the prior year’s quarter. Additionally, oil, gas and natural gas liquids production decreased 17%, 21% and 17%, respectively, for the three months ended December 31, 2024, compared to the prior year’s quarter. The decreases in production are primarily the result of natural declines as the wells age. The production decreases were also partially due to properties sold and certain wells that were temporarily shut-in for workovers. The Company's latest Canadian well drilled, which is 100%-owned and operated, started producing in mid-September 2024 and contributed approximately 107 net barrels of equivalent per day for a total of approximately 10,000 net barrels of equivalent during the three months ended December 31, 2024.

Non-Cash Impairment, foreign currency loss

The net loss for the three months ended December 31, 2024, was due in part to a $613,000 non-cash impairment of our US oil and natural gas properties during the current quarter. This impairment is largely due to the changing rolling average first-day-of-the-month prices used in the ceiling test calculation. Additionally, the loss was due in part to a $351,000 foreign currency loss recorded in the current year period as compared to a $126,000 gain in the prior year period due to the weakening of the Canadian dollar against the U.S. dollar.

Reduction in General and Administrative Expenses

General and administrative expenses decreased $123,000, 9%, for the three months ended December 31, 2024, primarily due to a decrease in professional fees in the current year period as compared to the prior year period.

Contract Drilling Segment

Our contract drilling segment entered into an agreement during the quarter to sell a drilling rig and related ancillary equipment for proceeds of $585,000, which will close on the sale in the second quarter ending March 31, 2025.   The Company received payment of the purchase price in the quarter ended December 31, 2024.

In the coming months, the Company will move forward with appropriate strategic, business and financial alternatives for Water Resources which may include, among other things, a sale of its stock or assets, or an orderly wind-down of its operations and liquidation of equipment.

Summary and Outlook

Craig D. Hopkins, CEO, stated, “A potential proxy contest in the near term could harm the company’s liquidity and hinder investment and growth opportunities. This is particularly concerning, as we have valuable oil and gas assets with significant potential. Our new well is performing as anticipated, and we are well-positioned to drill two additional wells from the same pad once sufficient capital is secured. The planned wind-down of our contract drilling business will help refocus our efforts and reduce fixed costs in the coming quarters. We are also actively seeking ways to further reduce costs and enhance profitability. With a streamlined cost structure, Barnwell will be positioned to invest more aggressively in operations and deliver the growth our shareholders deserve.

“Regarding the potential proxy contest and board operations, I have found all current board members to be collaborative and constructive in supporting my efforts to improve Barnwell’s financial performance. Given the forgoing, I am surprised by the prospect of a contested election.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE RESULTS
(Unaudited)
	Three months ended December 31,
	2024	2023

Revenues	$4,477,000	$6,155,000

Net loss attributable to Barnwell Industries, Inc.	$(1,917,000)	$(664,000)

Net loss per share – basic and diluted	$(0.19)	$(0.07)

Weighted-average shares and equivalent shares outstanding:
Basic and diluted	10,047,173	9,996,760

CONTACT:	Craig D. Hopkins
Chief Executive Officer and President
Phone: (403) 531-1560
Email: info@bocl.ca